Exhibit 10.11.1

AMENDED AND RESTATED

AVERY DENNISON CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I – GENERAL

Section 1.1 Background

Avery Dennison Corporation (the “Company” and successor to Avery International Corporation), a corporation organized under the laws of the State of Delaware, by resolution of its Board of Directors dated November 17, 1983, adopted the Avery International Corporation Supplemental Executive Retirement Plan effective as of December 1, 1983, and which by action of the Compensation and Executive Personnel Committee of the Board of Directors on April 23, 1998, was amended and restated to be the Avery Dennison Corporation Supplemental Executive Retirement Plan (the “Plan”) effective as of April 23, 1998, and which Plan by action of the Committee is further amended and restated effective as of April 22, 2004, as set forth herein. Between January 1, 2005 and December 31, 2008, the Plan was operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to Code Section 409A. The Plan is amended and restated effective as of January 1, 2009 to bring the Plan into compliance with Code Section 409A and the Treasury Regulations issued by the Treasury Department on April 10, 2007 and effective January 1, 2009.

The Plan constitutes an unfunded “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is maintained primarily for the purpose of providing deferred Compensation for a select group of management or highly compensated employees, within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

The Plan is intended to comply with Code Section 409A and the Treasury Regulations thereunder. Any provision of this document that is contrary to the requirements of Code Section 409A or the Treasury Regulations thereunder shall be null void and of no effect and the Plan shall be interpreted and administered consistent with the requirements of Code Section 409A, which shall govern the administration of the Plan in the event of a conflict between the Plan terms and the requirements of Code Section 409A and the Treasury Regulations thereunder.

Section 1.2 Purpose

The purpose of the Plan is to provide its participants with (i) additional incentive to further the growth, development and financial success of the Company, and (ii) an inducement to remain in the service of the Company, by offering benefits to supplement other benefits they may be entitled to receive at the time of their retirement.

Section 1.3 Definitions

Whenever the terms below are used in the Plan with the first letter capitalized, they shall have the meaning specified below. Capitalized terms used in the Plan and not defined below or in a Letter of Grant shall have the meanings attributed to those terms under the BRP.

(a)	“Average Compensation” shall mean base compensation plus annual bonus over the last three years of his employment, subject to any adjustments under a Letter of Grant.

(b)	“BRP” shall mean the Amended and Restated Benefit Restoration Plan of Avery Dennison Corporation.

(c)	“Change in Control” shall mean a Change in Control as defined under the BRP.

(d)	“Committee” shall mean the Compensation and Executive Personnel Committee of the Board of Directors of the Company.

(e)	“Company” shall mean Avery Dennison Corporation.

(f)	“Cause” shall mean (a) a Participant’s commission of a crime or other act that could materially damage the reputation of the Company; (b) a Participant’s theft, misappropriation, or embezzlement of Company property; (c) a Participant’s falsification of records maintained by the Company; (d) a Participant’s substantial failure to comply with the written policies and procedures of the Company as they may be published or revised from time-to-time; (e) a Participant’s misconduct; or (f) a Participant’s substantial failure to perform the material duties of Participant’s job with the Company, which failure is not cured within 30 days after written notice from the Company specifying the act or acts of non-performance. Determination of Cause shall be made by the Committee or one or more individuals designated by the Committee, in its sole and exclusive discretion.

(g)	“Death Benefit” shall mean the SERP Benefit payable to a surviving spouse in accordance with Article 5.

(h)	“Disability” shall mean, with respect to a Participant, the approval for long term disability under the applicable long term disability plan maintained by the Company or an Affiliate under which the Participant is covered.

(i)	“Good Reason” shall mean (a) a material reduction of job responsibilities; (b) the Participant’s total targeted compensation is decreased by more than ten percent in a twelve month period; or (c) a reassignment of the Participant’s principal place of work, without consent, to a location more than 50 miles from the Participant’s assigned work location at the time of a Change of Control. For a Participant to become vested in his SERP Benefits due to a Good Reason, in addition to other requirements in this Plan the Participant must have provided written notice to the Company of the asserted Good Reason not later than 30 days after the occurrence of the event on which Good Reason is based and at least 30 days prior to Participant’s proposed termination date. The written notice must contain reasonably specific detail describing the Good Reason. The Company may take action to cure Participant’s stated Good Reason within this 30-day period. If the Company does so, the Participant shall not be eligible to be vested in his SERP Benefits if he or she nevertheless voluntarily terminates employment.

(j)	“Interest” shall mean, except as otherwise stated in the Letter of Grant from the Company to the Participant, “Interest” as defined under the BRP.

(k)	“Key Employee” shall mean an individual determined to be a “Key Employee” under the Company’s Key Employee Policy, or any other definition adopted by the Committee with respect to all plans and arrangements subject to Code Section 409A.

(l)	“Letter of Grant” shall mean a letter to a Participant describing the SERP Benefit payable to a Participant, and any terms of the Plan that may apply to such Participant. Provisions of a Letter of Grant shall control to the extent inconsistent with the Plan.

(m)	“Lump Sum” shall mean the single sum payment that is Actuarially Equivalent to the SERP Benefit payable as of a specified date.

(n)	“Plan” shall mean the Amended and Restated Avery Dennison Corporation Supplemental Executive Benefit Plan.

(o)	“Participant” shall mean an individual who is described under Article II.

(p)	“Qualified Plan” shall mean the Qualified Plan as defined in the BRP. The Qualified Plan is a qualified employer plan as defined under Treasury Regulation

Section 1.409A-1(a)(2).

(q)	“SERP Benefit” shall mean the benefit payable under the Plan.

(r)	“2008 Transition Election” shall mean the 2008 Transition Election as defined under the BRP.

Section 1.4 Source of Benefits

The Plan shall be an unfunded promise of the Company or applicable Company Affiliates to make payments in accordance with its terms. All SERP Benefits payable under the Plan shall be paid from the Company’s general assets, and nothing contained in the Plan shall require the Company to set aside or hold in trust any funds for the benefit of a Participant or his Beneficiary, each of whom shall have the status of a general unsecured creditor with respect to the Company’s obligation to make payments under the Plan. Any funds of the Company available to pay SERP Benefits under the Plan shall be subject to the claims of general creditors of the Company and may be used for any purpose by the Company. Notwithstanding the foregoing, the Company, in its sole discretion, shall have the authority to allocate the total liability to pay any SERP Benefit under the Plan to any applicable Employer as it deems appropriate.

Section 1.5 Administration

Responsibility for the administration of the Plan shall rest exclusively with the Committee.

ARTICLE II – ELIGIBILITY

The Participants in the Plan shall be those Employees of the Company or any Company Affiliate who are so designated by the Committee.

ARTICLE III – BENEFITS

Section 3.1 Benefit Formula

The SERP Benefit payable to a Participant under the Plan, including any preretirement death benefits payable to his Beneficiary, shall be determined by the Committee at the time he is designated as a Participant and shall be set forth in a Letter of Grant. In general terms, the benefit will be based on a designated percentage of his Average Compensation.

Section 3.2 Vesting

A Participant shall be fully vested in his SERP Benefit upon attaining age 65 while an employee of the Company, or upon any such earlier date as the Committee designates with respect to him. Otherwise non-vested SERP Benefits shall vest upon the Participant’s death or Disability while an employee of the Company; or upon his involuntary Separation from Service without Cause, which includes an involuntary Separation from Service due to a Change in Control; or upon his Separation from Service for Good Reason; provided, however, the vesting provisions set forth in a Letter of Grant if different shall control.

ARTICLE IV – TIME AND FORM OF PAYMENT

Section 4.1 Form of Payment

The form in which each Participant’s SERP Benefit is paid under the Plan shall be the same form of payment either specified or, if applicable, elected under the terms of the BRP. A Participant who had not received or commenced to receive SERP Benefits as of
December 31, 2008, was permitted to make a 2008 Transition Election regarding the form of payment.

Section 4.2 Time of Payment

(a)	Benefit Commencement Date. A Participant’s SERP Benefit shall be paid as of the same Benefit Commencement Date determined under the BRP based on the Payment Events described thereunder.

(b)	6-month Delay. As provided for in the BRP, to the extent a Participant is a Key Employee and is entitled to a SERP Benefit as a result of a Separation from Service, the Participant’s Benefit Commencement Date shall be the first day of the month coincident with or next following the date that is six months after the Participant’s Separation from Service, unless an earlier payment complies with a permissible Code Section 409A exception (e.g., the payment of employment taxes).

(c)	Interest on Delayed Payments. At the end of the six-month period described in Section 4.2(b), the Plan shall provide the Participant with a one-time payment equal to the amount the participant would have been entitled to receive if his Benefit Commencement Date had been the first day of the month following his Separation from Service, together with Interest.

(d)	2008 Transition Election. A Participant who had not received or commenced to receive SERP Benefits under the Plan as of December 31, 2008, was permitted to make a 2008 Transition Election with respect to a time of payment for the Participant’s BRP Benefit and SERP Benefit payable upon Separation from Service, and the Participant’s SERP Benefit hereunder shall be paid in accordance with the elected, or deemed elected, time of payment, if he has a Separation from Service except if the Participant is subject to the time of payment restriction described in Section 5.2(c) of BRP (which relates to an election to change the form of payment). On and after January 1, 2009, a Participant will not be permitted to elect a Benefit Commencement Date, except to the extent the election permitted under Section 5.2(c) of the BRP is made, which shall require that the vested SERP Benefit be paid at the same time as the BRP Benefit based on the applicable restrictions for such election.

Section 4.3 Combined Cashout

(a)	De Minimis Cashout. Pursuant to the terms of the BRP, if the Actuarially Equivalent Lump Sum present value of all nonaccount balance nonqualified plan benefits is less than the Code Section 402(g) limit as of the Participant’s Separation from Service, the Company shall pay the Participant (or Beneficiary) the entire SERP Benefit (or Death Benefit) in a Lump Sum; provided, all of the Participant’s nonaccount balance nonqualified plan benefits are also paid in a lump sum as of the same date.

(b)	Large Cashout. Pursuant to the terms of the BRP, if the combined Actuarially Equivalent Lump Sum present value of the SERP Benefit and the BRP Benefit is less than or equal to $50,000 as of the Participant’s Benefit Commencement Date, the Company shall pay the Participant (or Beneficiary) the entire SERP Benefit (or Death Benefit) in a Lump Sum; provided, the Participant’s BRP benefit is also to be paid at the same time and in the same form.

Section 4.4 Other Permissible Delays or Accelerations

If the Committee determines that a delay or an acceleration of a benefit is appropriate and complies with the requirements under Code Section 409A (e.g., a delay to comply with Code Section 162(m) or an acceleration to pay employment taxes), the Committee may either delay or accelerate the payment of a Benefit in accordance with the terms of Code Section 409A in its sole discretion as it deems advisable. If any payment is delayed in accordance with this provision, the Company shall pay such delayed payments together with Interest upon the expiration of the period of the delay.

ARTICLE V — DEATH BENEFIT

To the extent a vested SERP Benefit is first payable due to the death of the Participant, and the Participant is survived by the spouse to whom he was married on his date of his death, such spouse shall be entitled to a Death Benefit paid at the same time and in the same form as the “death benefit” under the BRP. The Death Benefit payable under the Plan shall be the Actuarial Equivalent amount of the SERP Benefit that would be payable if, before the Participant’s date of the death, the Participant attained age 65 (or such other age specified in a Letter of Grant), commenced his SERP Benefit in the form of a Joint and Survivor Annuity (based on a percentage designated by the Committee, which generally shall be 50%), and then died.

If a Participant is not married at the time of his death before his Benefit Commencement Date, then all SERP Benefits with respect to the Participant shall be forfeited. To the extent a Participant dies after another Payment Event has occurred, but before his Benefit Commencement Date, the Benefit shall be accelerated and the amount described under Section 4.5 of the BRP shall be paid to the Beneficiary in a Lump Sum, as permitted under Code Section 409A and the Treasury Regulations thereunder.

ARTICLE VI — DESIGNATION OF JOINT/CONTINGENT ANNUITANTS

Section 6.1 Designation

At any time prior to the first payment hereunder a Participant shall have the right to designate, revoke or redesignate a Joint/Contingent Annuitant to receive the survivor portion of any SERP Benefits paid in the form of an Annuity under the Plan in accordance with the Participant’s designated form of benefit; provided, that the Joint /Contingent Annuitant shall be the same individual designated by the Participant for an Annuity under the BRP. Designation, revocation and redesignation of Joint/Contingent Annuitant shall be made in writing in accordance with procedures established by the Committee.

ARTICLE VII — ADMINISTRATION

Section 7.1 Administrative Authority and Actions

The “Administrator” (the Committee or its delegate), shall conduct the general administration of the Plan and shall have the necessary power and authority to interpret any provisions of the Plan and specifically to determine a person’s status as a Participant and the SERP Benefits which he shall receive. In carrying out its responsibilities, the Administrator shall have the power and authority to engage actuaries, attorneys, accountants or other consultants necessary to provide advice and consultation if, in the determination of the Committee, such consultation is required to interpret or implement any provision of the Plan properly and equitably.

Section 7.2 Binding Determinations

All actions taken and all determinations made by the Administrator in good faith shall be final and binding upon all Participants and any person interested in the Plan.

ARTICLE VIII — CLAIMS PROCEDURES

Section 8.1 Claims Procedures

The claims procedures hereunder shall be in accordance with the claims procedures set forth in the Qualified Plan; provided that for purposes of the claims procedures under this Plan, the review official described in the Qualified Plan shall be the Committee.

ARTICLE IX — MISCELLANEOUS PROVISIONS

Section 9.1 Payment

The receipt of any person entitled to payment under the Plan (or payment to such person at the last address on file with the Company) shall be a complete discharge to the Company, its directors and employees, and the Administrator. If the Administrator determines that a person entitled to a payment under the Plan is unable (by reason of physical or mental condition) to give a valid receipt for such payment, payment shall instead be made to such other person found by the Administrator to have assumed the care of such person.

Section 9.2 Amendment, Termination or Suspension of the Plan

(a)	The Plan may be amended or terminated by the Committee at any time. Such amendment or termination may modify or eliminate any benefit hereunder other than a benefit or a portion of a benefit that is vested. Notwithstanding the foregoing, the Committee may not amend or terminate the Plan in a manner that violates the applicable provisions of Code Section 409A and the Treasury Regulations thereunder, including, but not limited to, the applicable time and form of payment requirements set forth in Treasury Regulations Section 1.409A-2(b), the applicable prohibitions on accelerations set forth in Treasury Regulations Section 1.409A-3(j), and the plan termination and liquidation provisions set forth in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(b)	If the Committee determines that payments under the Plan would jeopardize the ability of the Company to continue as a going concern in accordance with Treasury Regulations Section 1.409A-3(d), the Committee may suspend payments under the Plan temporarily for such time as in its sole discretion it deems advisable; provided, the payments shall resume no later than the first taxable year in which the Company determines that making such payments would not jeopardize the ability of the Company to continue as a going concern. The Company shall pay such suspended payments immediately upon the expiration of the period of suspension together with Interest.

(c)	The Plan is intended to provide benefits for a “select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and, except for benefits or portions of benefits that have vested, no further benefits shall be paid hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of the Company’s regular outside employee benefits counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

Section 9.3 Limitation on Rights of Employees

The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company and any Employee, or consideration for, or an inducement or condition of, the employment of an Employee. Nothing contained in the Plan shall give any Employee the right to be retained in the service of the Company or to interfere with or restrict the right of the Company, which is hereby expressly reserved, to discharge or retire any Employee, except as provided by law, at any time without notice and with or without cause. Inclusion under the Plan will not give any Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan and there are funds available therefore in the hands of the Company. The doctrine of substantial performance shall have no application to Employees, Participants or any other persons entitled to payments under the Plan. Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance, which will give rise to the applicable right.

Section 9.4 Plan Binding in Event of Consolidation or Merger; Adoption of Plan by Other Companies

(a)	In the event of the consolidation or merger of a Company with or into any other corporation, this Plan shall be binding on such new corporation.

(b)	Any Company Affiliate may, with the approval of the Committee, adopt the Plan as a whole company or as to any one or more divisions by resolution of its own board of directors or agreement of its partners in order to become an Employer. Such Company Affiliate shall give written notice of such adoption to the Committee by its duly authorized officers.

Section 9.5 Assignments, etc. Prohibited

(a)	Except for the withholding of any tax under the laws of the United States or any state or locality, no part of a Participant’s Benefit hereunder shall be liable for the debts, contracts or engagements of any Participant, his beneficiaries, contingent annuitants, or successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding prior to distribution, nor shall any such person have any rights to alienate, anticipate, commute, pledge, encumber or assign any Benefits or payments hereunder in any manner whatsoever except to designate a beneficiary or contingent annuitant as provided in the Plan.

(b)	Notwithstanding the foregoing, payment may be made from a Participant’s SERP Benefit under the Plan to an alternate payee pursuant to an approved domestic relations order as permitted under Treasury Regulations Sections 1.409A-2(b)(4) and 1.409A-3(j)(4)(ii).

(i)	The Committee shall establish reasonable procedures for reviewing court orders made, pursuant to state domestic relations law (including a community property law), relating to child support, alimony payments, or marital property rights of a spouse, former spouse, child, or other dependent of a Participant and for notifying Participants and alternate payees of the receipt of such orders and of the Plan’s procedures for determining if the orders are approved domestic relations orders and for administering distributions under approved domestic relations orders.

(ii)	Except as may otherwise be required by applicable law, such domestic relations orders may not require a retroactive transfer of all or part of a Participant’s SERP Benefit.

Section 9.6 Errors and Misstatements

Only to the extent permitted under Code Section 409A and any correction program that may be issued thereunder, in the event of any misstatement or omission of fact by a Participant to the Committee or any clerical error resulting in payment of SERP Benefits in an incorrect amount, the Committee shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall cause the Company to pay the Participant or any other person entitled to payment under the Plan any underpayment in cash in a Lump Sum or to recoup any overpayment from future payments to the Participant or any other person entitled to payment under the Plan in such amounts as the Committee shall direct or to proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.

Section 9.7 Payment on Behalf of Minor, Etc.

In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Committee is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee in its sole judgment, to have assumed the care of such minor or other person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Company, the Board, the Committee and their officers, directors and employees.

Section 9.8 Governing Law

This Plan shall be construed, administered and governed in all respects under and by applicable federal laws and, where, state law is applicable, the laws of the State of California.

Section 9.9 Pronouns and Plurality

The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.

Section 9.10 Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 9.11 References

Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed statute, regulation or document.

Section 9.12 Effective Date

The Plan was approved by the Committee and ratified by the Board of Directors on December 18, 2008, and the Plan, as amended and restated, is effective as of that date.